SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura and Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TRIAN NOMINATES TWO CANDIDATES TO THE WALT DISNEY COMPANY BOARD

Believes the Disney Board’s Lack of Focus, Alignment, and Accountability Has Resulted in Chronic Underperformance at One of the World’s Most Iconic Companies

NEW YORK AND PALM BEACH, FL., December 14, 2023 – Trian Fund Management, L.P. (together with its affiliates, “Trian”, “our” or “we”), which beneficially owns $3 billion of common stock in The Walt Disney Company (NYSE: DIS) (“Disney” or the “Company”), today submitted a notice of its intention to nominate two independent director candidates for election to the Disney Board of Directors (the “Board”) at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”).

Disney is one of the most iconic companies in the world with unrivaled scale, unparalleled customer loyalty, irreplaceable intellectual property (“IP”), and an enviable commercial flywheel. However, Disney has woefully underperformed its peers and its potential.

Earnings per share (“EPS”) in the most recent fiscal year were lower than the EPS generated by Disney a decade ago and were over 50% lower than peak EPS despite over $100 billion of capital invested. Margins in both Disney’s Direct-to-Consumer business and its consolidated media operations significantly lag peers despite Disney having scale and superior IP.i

For shareholders, this subpar performance has destroyed value. Disney stock has underperformed the stocks of Disney’s self-selected proxy peers and the broader market over every relevant period during the last decade and during the tenure of each non-management director. Furthermore, it has underperformed since Bob Iger was first appointed CEO in 2005 – a period during which he has served as CEO or Executive Chairman (directing the Company’s creative endeavors in this role) for all but 11 months. Disney shareholders were once over $200 billion wealthier than they are now.ii

Unfortunately, the Board and CEO appear to have no conviction that things will get better. The non-management directors collectively own less than $15 million of Disney stock, and Mr. Iger has sold the vast majority of his ownership stake built up primarily through share-based compensation – more than $1 billion of Disney stock – leaving shareholders alone to face the daunting reality of a complex turnaround in a rapidly evolving industry.iii

And, that turnaround does not appear to be materializing. Since Mr. Iger’s first earnings call after returning as CEO:

•	Tens of billions of shareholder value has been lost;
•	Consensus EPS estimates for fiscal years 2024 and 2025 have fallen meaningfully, even as the Company claims to be cutting billions of costs; and
•	Studio content continues to disappoint consumers, slowing the speed of the flywheel and threatening future earnings growth.

More generally, Disney appears no closer to adequately addressing the compensation misalignment, governance, and succession issues that have plagued the Company for decades.

The root cause of Disney’s underperformance, in our view, is a Board that is too closely connected to a long-tenured CEO and too disconnected from shareholders’ interests.iv The Board, we believe, lacks objectivity as well as focus, alignment, and accountability. Although the recent appointment of two new directors to the Disney Board is a step toward greater Board objectivity (and a belated acknowledgement by the Company of the need for change), this reactive Board self-refreshment on the eve of a proxy contest is insufficient in our opinion both because the new directors were chosen without shareholder input and because they seemingly do not own meaningful amounts of stock.

“As Disney’s largest active shareholder, we can no longer sit idly by as the incumbent directors and their hand-picked replacements stand in the way of necessary change, and peers and competitors continue to outperform,” said Nelson Peltz, Trian’s Chief Executive Officer and a Founding Partner. “In our view, Disney’s Board has failed to fulfill its essential responsibilities – overseeing the development of an effective strategy, planning for orderly succession, aligning executive pay with performance, and ensuring accountability for operational execution. Shareholder-led board refreshment with focused and aligned directors who are accountable to the owners of the company is long overdue.”

Trian’s director candidates are dedicated, experienced, and positioned to help address the Company’s considerable governance, strategic, financial, and operational challenges.

Trian’s director candidates are:

•	Nelson Peltz. Nelson is Trian’s Chief Executive Officer and a Founding Partner and has served as a director on more than a dozen public company boards, including at world-class companies with best-in-class brands such as Procter & Gamble, Unilever, H. J. Heinz, Mondelēz and Ingersoll-Rand. Mr. Peltz’s experience is unparalleled among public company directors as is his track record for prompting bold action to drive operational turnarounds, transformations, effective leadership succession processes, and value creation across numerous industries.
•	James A. (“Jay”) Rasulo. Jay spent three decades at Disney and served as Senior Executive Vice President and Chief Financial Officer of the Company from 2010 to 2015. During his tenure as CFO, the Company delivered compound annual returns for shareholders of approximately 27% and compounded EPS at a rate of approximately 20%, paid a consistent and generous dividend, and Disney’s share price appreciated over 250%. Before being appointed CFO, Jay was Chairman of Walt Disney Parks and Resorts Worldwide from 2005 to 2009 and was President of Walt Disney Parks and Resorts from 2002 to 2005, delivering compounded high single-digit revenue and segment operating income growth annually. Bob Iger called Jay “a vital contributor to Disney’s success” with “strategic acumen and savvy insight.”[v]

“To resolve the malaise and crisis of confidence among Disney shareholders, the Board needs fresh perspectives from truly independent directors selected by the shareholders themselves,” Mr. Peltz added. “Jay and I have the strategic, operating, financial, and governance expertise to help Disney and are committed to working with the other members of the Board and management team to address the fundamental issues underlying the Company’s continued poor performance. There is much that can be done to revive Disney and restore the confidence of Disney shareholders, and Trian looks forward to discussing these opportunities with our fellow shareholders over the coming months.”

“The Disney I know and love has lost its way,” said Jay Rasulo. “As independent voices in the boardroom, Nelson and I are confident that the combination of my decades of experience at Disney, Nelson’s significant boardroom skills and history of driving positive strategic change, and our combined consumer brands expertise and financial acumen, will be additive to the Disney Board. With a shareholder mandate, Nelson and I look forward to helping the Board and management reorient the Company towards delighting its consumers again and driving significant value for its owners."

Trian expects that the 2024 Annual Meeting will take place in the Spring of 2024. Shareholders do not need to take any action at this time.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

About Nelson Peltz

Nelson Peltz has been Chief Executive Officer and a Founding Partner of Trian Partners, an investment management firm for various investment funds and accounts, since November 2005. Mr. Peltz has served as a director of Unilever PLC (LSE: ULVR) since July 2022, Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) (NYSE: MSGS) since September 2015, and The Wendy’s Company (NASDAQ: WEN) since 2008. Mr. Peltz previously served as a director of H. J. Heinz Company (formerly NYSE: HNZ) from September 2006 to June 2013, Ingersoll-Rand plc (NYSE: IR) from August 2012 to June 2014, Legg Mason, Inc. (formerly NYSE: LM) from October 2009 to December 2014 and May 2019 to July 2020, MSG Networks Inc. (formerly NYSE: MSGN) from December 2014 to September 2015, Mondelēz International, Inc. from January 2014 to March 2018, Sysco Corporation (NYSE: SYY) from August 2015 to August 2021, The Procter & Gamble Company (NYSE: PG) from March 2018 to October 2021, Invesco Ltd. (NYSE: IVZ) from October 2020 to February 2022 and Janus Henderson Group plc (NYSE: JHG) from February 2022 to November 2022.

Mr. Peltz is actively involved with various civic organizations and serves as a member of the Board of Overseers of the Weill Cornell Medical College and Graduate School of Medical Sciences, a member of the Board of Trustees of NewYork-Presbyterian Hospital, a member of the Board of Governors of NewYork-Presbyterian Foundation, Inc., a member of the Board of Overseers of The Milken Institute, a member of the Honorary Board of Directors of the Prostate Cancer Foundation (formerly known as CaP CURE), a member of the Intrepid Advisory Council and a former member of the Board of Trustees of the Intrepid Museum Foundation.

About James A. (“Jay”) Rasulo

James A. (“Jay”) Rasulo currently serves as an independent advisor to, and investor in, various start-up and emerging companies. He serves on the board of iHeartMedia Inc. (NASDAQ: IHRT), where he is the Lead Independent Director, Chair of the Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees, since 2019. Mr. Rasulo previously served on the board of Saban Capital Acquisition Corporation (formerly NASDAQ: SCAC) from 2016 to 2019.

Mr. Rasulo was previously an executive at The Walt Disney Company (NYSE: DIS) from 1986 through 2015, having spent his last five years at Disney as the Company’s Chief Financial Officer and Senior Executive Vice President. During his tenure at The Walt Disney Company, among other roles, he served as the Chairman of Walt Disney Parks & Resorts Worldwide and CEO of EuroDisney SCA. Prior to that time, he held strategic positions at Marriott Corporation (NASDAQ: MAR) and Chase Manhattan Bank.

Mr. Rasulo previously served as the Chairman of the Los Angeles Philharmonic Association, the U.S. Travel Association and the U.S. Travel and Tourism Promotion Advisory Board.

Mr. Rasulo is a graduate of Columbia University and received his M.A. and M.B.A. from the University of Chicago.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to the Company. Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessary depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein release that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura and Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) intend to file a definitive proxy statement and accompanying form of proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS.

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in Exhibit 1 of the Schedule 14A filed by Trian Fund Management, L.P. with the SEC on December 14, 2023.

_____________________

Notes:

Financials, Wall Street Consensus estimates, share price, ownership, and Total Shareholder Return (“TSR”) data referenced are sourced from SEC filings and FactSet.

i.	Consolidated media operations margins refer to Last Twelve Months (“LTM”) margins of Disney’s Entertainment and Sports segments on a consolidated basis including an estimated allocation of unallocated corporate expense based on pro rata revenue contribution to Disney, excluding earnings in unconsolidated equity affiliates compared against Warner Bros. Discovery and Netflix.
ii.	Disney performance measures TSR through 10/06/23 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period (1, 3, 5, and 10 years), inclusive of share price appreciation and dividends paid. 10/06/23 represents the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation; Non-management director performance measures TSR from the effective start date of each member through 10/06/23; “Proxy Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2023 Proxy Statement and consists of Alphabet, Amazon, Apple, AT&T, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery; “Broader Market” represents the S&P 500 which we highlight here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index. Robert A. Iger’s performance measures TSR from 09/30/05, Mr. Iger’s first day as CEO, through 10/06/23 – a period in which he was either CEO or Executive Chairman for all but 11 months; “Over $200 billion” represents the cumulative market value lost between Disney’s all-time high closing price on 03/08/21 and 10/06/23.
iii.	Robert A. Iger stock sold represents the cumulative net value of Disney shares sold based on Form 4 filings and Disney’s 2023 Annual Proxy Statement.
iv.	CNBC article titled "Disney’s Wildest Ride: Iger, Chapek and the Making of an Epic Succession Mess" by Alex Sherman published on 09/06/23.
v.	James A. Rasulo was Chief Financial Officer at Disney from 01/01/10 through 06/30/15. Quotes from Disney press release titled “James A. Rasulo to Step Down as Chief Financial Officer of The Walt Disney Company” dated 06/01/15.

Exhibit 1

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Participants (as defined below) intend to file a definitive proxy statement and accompanying form of proxy card with the SEC to be used in connection with the 2024 annual meeting of shareholders of the Company (the “2024 Annual Meeting”).

The “Participants” in this proxy solicitation are currently: (i) Trian Fund Management, L.P. (“Trian Management”), (ii) Trian Management GP, LLC, a Delaware limited liability company (“Trian Management GP”), (iii) Nelson Peltz, (iv) Peter W. May, (v) Matthew Peltz, (vi) Josh Frank, (vii) James A. Rasulo (“Mr. Rasulo”), (viii) Trian Partners, L.P., a Delaware limited partnership (“Onshore”), (ix) Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel”), (x) Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Offshore”), (xi) Trian Partners Co-Investment Opportunities Fund, Ltd., a Delaware limited partnership (“Co-Invest”), (xii) Trian Partners Fund (Sub)-G, L.P., a Delaware limited partnership (“Fund G”), (xiii) Trian Partners Strategic Investment Fund-N, L.P., a Delaware limited partnership (“Strategic N”), (xiv) Trian Partners Strategic Fund-G II, L.P., a Delaware limited partnership (“Strategic G-II”), (xv) Trian Partners Strategic Fund-K, L.P., a Delaware limited partnership (“Strategic K”, and together with Onshore, Parallel, Offshore, Co-Invest, Fund G, Strategic N, and Strategic G-II, the “Trian Funds,” and the Trian Funds, together with Trian Management and Trian Management GP, “Trian”), (xvi) Isaac Perlmutter, (xvii) The Laura and Isaac Perlmutter Foundation Inc., a Florida corporation (the “Perlmutter Foundation”), (xviii) Object Trading Corp., a Florida corporation (“Object”), (xix) Isaac Perlmutter T.A., a revocable trust formed under Florida law (the “Perlmutter Trust”), and (x) Zib Inc., a Florida corporation (“Zib”, and together with the Perlmutter Foundation, Object, and the Perlmutter Trust, the “Perlmutter Entities”).

As of the date hereof, Trian beneficially owns, collectively, 32,333,935 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including 200 shares of Common Stock held in record name by certain Trian Funds), of which 25,565,138 shares of Common Stock are held by the Perlmutter Entities. Mr. Perlmutter, by virtue of his relationship to the Perlmutter Entities, may be deemed to share beneficial ownership with Trian Management over such 25,565,138 shares of Common Stock. Nelson Peltz beneficially owns 32,336,033.71 shares of Common Stock (including 98.71 shares of Common Stock held in record name under his name, 2,000 shares of Common Stock held in a separate account over which Nelson Peltz has sole voting and dispositive power, and 32,333,935 shares of Common Stock held by the Trian Funds which Nelson Peltz beneficially owns by virtue of his position as the Chief Executive Officer and Founding Partner of Trian Management, the investment manager of the Trian Funds). Peter W. May beneficially owns 32,333,935 shares of Common Stock held by Trian by virtue of his position as President and a Founding Partner of Trian Management. Mr. Rasulo does not beneficially own, or own of record, any securities of the Company as of the date hereof.

In addition to the 25,565,138 shares of Common Stock that Mr. Perlmutter may be deemed to beneficially own by virtue of his relationship to the Perlmutter Entities, Mr. Perlmutter may, as of the date hereof, be deemed to beneficially own 51,094 shares of Common Stock, including 48,328 shares of Common Stock underlying options received by Mr. Perlmutter pursuant to the Company’s equity incentive plan while Mr. Perlmutter was an employee of the Company and 2,766 Shares held in Mr. Perlmutter’s individual retirement account.  All of such options have an expiration date of March 30, 2028 and have vested or will vest on dates ranging from December 17, 2021 to December 14, 2024 with exercise prices ranging from approximately $110.54 to $173.40. Mr. Perlmutter currently has a total of 9,131 performance-based restricted stock units that vest based on certain performance targets and that have performance end dates ranging from December 17, 2023 to December 14, 2024. In addition, Mr. Perlmutter currently has a total of 4,389 time-based restricted stock units with vesting dates ranging from December 14, 2023 to December 14, 2024.

Trian Management serves as the management company for each of the Trian Funds. Trian Management GP is the general partner of Trian Management, which serves as the management company for each of the Trian Funds. Mr. May is the President and a Founding Partner of Trian Management. Mr. Frank is a Partner and Co-Chief Investment Officer of Trian Management. Matthew Peltz is a Partner and Co-Chief Investment Officer of Trian Management. Mr. Perlmutter is a controlling person of the Perlmutter Entities.